Exhibit 5.1

SICHENZIA ROSS FRIEDMAN FERENCE LLP
61 Broadway, 32nd Floor
New York, N.Y. 10006

Telephone: (212) 930-9700
Facsimile: (212) 930-9725

November 19, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	China Display Technologies, Inc.
Form S-8 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), being filed by Techprecision Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the shares of common stock being issued pursuant to the Registration Statement, will be, when so issued, duly authorized, legally and validly issued, fully paid and non-assessable.

Asher S. Levitsky P.C. Defined Benefit Plan owns 49,500 shares of common stock, and Asher S. Levitsky is to receive 65,000 shares pursuant to the registration statement.  Asher S. Levitsky P.C. is of counsel to Sichenzia Ross Friedman Ference LLP, and Asher S. Levitsky is the sole officer and director of Asher S. Levitsky P.C.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

/s/ Sichenzia Ross Friedman Ference LLP